Exhibit 9.2

                        VOTING TRUST AGREEMENT

     THIS VOTING TRUST AGREEMENT ( Agreement ), dated as of September 29, 1995, is made by and among WLR FOODS, INC., a Virginia corporation ( WLR ), NEW HOPE FEEDS, INC., a North Carolina corporation ( New Hope ), ECONOMY TRUCK LEASING, INC., a North Carolina corporation
( Economy ) (with New Hope and Economy being referred to herein, individually, as a Seller, and together, as the Sellers ), and J. HAROLD WEBBER, ( Webber ), JAMES H. WEBBER, JR., ROBERT L. WEBBER, and PEGGY W. KEARNEY (with Webber and such individuals being referred to herein, individually, as a Shareholder, and together, as the
 Shareholders ), and CRESTAR BANK, Trustee, and its successors (the Trustee ) who agree as follows. WLR, the Sellers and the
Shareholders are referred to herein as the Parties.

                             RECITALS

     A. As of the date hereof 411,216 shares of WLR common stock ( Shares ) have been issued to the Trustee hereunder, on behalf of the Sellers in consideration for the transfer of certain assets pursuant to the terms of an Asset Purchase Agreement dated August 21, 1995
among  WLR,   WLR  Poultry  Products,   Inc.,  the  Sellers   and  the
Shareholders ( Asset Purchase Agreement ). The parties anticipate that additional Shares may be issued to the Trustee, on behalf of the Sellers and the Shareholders, following certain post-closing
adjustments  which, when  issued,  shall also  be considered   Shares
hereunder. Certain capitalized terms used herein without definition are used herein as defined in the Asset Purchase Agreement.

     B. A condition precedent to WLR s obligation to issue the Shares was the Sellers and the Shareholders execution of this
Agreement in order for the Transactions not to compromise the continuity and stability of WLR s long-term business strategy and policies as effectively confirmed by a recent vote of shareholders of WLR and as implemented and managed by WLR s Board of Directors and management.

     C. The Trustee has consented to act under this Agreement for the purposes hereunder.

                                 TERMS

     Now, therefore, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties and the Trustee agree as follows:
     1. TRANSFER OF STOCK TO TRUSTEE. Concurrently with the Closing of the above-referenced Asset Purchase Agreement, the Shares were issued to the Trustee, on behalf of the Sellers and the Shareholders, who shall hold the Shares subject to the terms of this Agreement and shall issue and deliver to the Sellers and/or the Shareholders voting trust certificates for the Shares.

     2.   VOTING TRUST  CERTIFICATES.   Each voting  trust certificate
issued hereunder shall be in substantially the same form as set forth on Exhibit A attached hereto.

     3. TRANSFER OF CERTIFICATES. Unless otherwise agreed to in writing by WLR, the voting trust certificates are not transferable except that (a) the holder thereof, if a Seller, may transfer the certificates to the Shareholders in connection with the dissolution and liquidation of such Seller, or the holder thereof, if a Shareholder, may transfer the certificates to any other Shareholder; provided, however, that the Shareholders in whose favor such certificates are transferred shall be bound by all of the provisions of this Agreement as though that person were the original holder and shall exercise the rights of the voting trust certificates only in accordance with this Agreement; and (b) the holder thereof may transfer the certificates to the Trustee for cancellation in any event where the

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Shares or portions thereof are  released from the restrictions imposed by this Agreement as described in Section 7 below. In the event of any permitted transfer, the certificates shall be transferable at the Trustee s principal office in Richmond, Virginia (and at such other office as the Trustee may designate by an instrument signed by it and
sent  by   telecopy  to  the   registered  holders  of   voting  trust
certificates), on the books of the Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustee.

     4. TERM OF AGREEMENT. This Agreement shall terminate upon the earlier of:

          (a) The fourth (4th) anniversary of the date of this Agreement;

          (b) The date on which a Change of Control occurs in WLR. For the purpose of this Agreement, a Change in Control shall mean the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act )) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of either the then outstanding shares of common stock of WLR or the combined voting power of the then outstanding voting securities of WLR entitled to vote generally in the election of directors; or

          (c) The written consent of the Parties to terminate this Agreement.

      5.  TERMINATION PROCEDURE.

          (a) Immediately upon the termination of this Agreement as provided in Section 4 above, the voting trust certificates shall cease to have any effect, and their holders shall have no further rights under this Voting Trust Agreement other than to receive certificates for Shares or other property distributable under the terms hereof and upon the surrender of such voting trust certificates.

          (b) Immediately upon surrender of the voting trust certificates at the Trustee s offices, the Trustee shall deliver to the registered holders of all voting trust certificates stock certificates for the number of shares of the WLR common stock represented thereby.

          (c) If any voting trust certificate has not been surrendered within thirty (30) days after the termination of this Agreement, the Trustee may deposit with WLR stock certificates representing the number of shares of common stock represented by such voting trust certificates then outstanding, with authority in writing to WLR to deliver such stock certificates in exchange for voting trust certificates representing a like number of shares of the capital stock of WLR. Upon such deposit, all further liability of the Trustee for the delivery of such stock certificates and the delivery or payment of dividends upon surrender of the voting trust certificates shall cease, and the Trustee shall not be required to take any further action hereunder.

      6.  DIVIDENDS.

          (a) Prior to the termination of this Agreement, and subject to the Stock Escrow Agreement of even date herewith among the Parties, the holder of each voting trust certificate shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustee upon a like number and class of shares of WLR common stock as is called for by each voting trust certificate. If any dividend in respect of the stock deposited with the Trustee is paid, in whole or in part, in WLR common stock, the Trustee shall hold, subject to the terms of this Agreement, the certificates for stock which are received by it on account of such dividend. In the event of a dividend payable in cash or stock at the election of the holder of the voting trust certificate, the Trustee shall make such election upon the direction of the registered holder of the voting trust certificate, or, in the absence of such election, shall elect a cash dividend payment. The holder of each voting trust certificate representing stock on which such stock dividend has been paid shall be entitled to receive a voting trust certificate issued under this

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
Agreement for the number of shares and class of stock received as such dividend with respect to the shares represented by such voting trust certificate. Holders entitled to receive the dividends described above shall be those registered as such on the Trustee s transfer books at the close of business on the day fixed by WLR for the taking of a record to determine those holders of its stock entitled to receive such dividends.

          (b) If any dividend in respect of the stock deposited with the Trustee is paid other than in cash or in common stock, then the Trustee shall distribute the same among the holders of the voting trust certificates registered as such on the Trustee s transfer books at the close of business on the day fixed by WLR for the taking of a record to determine those holders of its stock entitled to receive such dividends.

          (c) In lieu of receiving cash dividends upon the common stock of WLR and paying the same to the holders of voting trust certificates pursuant to the provisions of this Agreement, the Trustee may instruct WLR in writing to pay such dividends to the holders of the voting trust certificates. Upon receipt of such written instructions, WLR shall pay such dividends directly to the holders of the voting trust certificates. Upon such instructions being given by the Trustee, all liability of the Trustee with respect to such dividends shall cease. The Trustee may at any time revoke such instructions and by written notice to WLR direct it to make dividend payments to the Trustee.

     7. PARTIAL RELEASES OF AND FIRST RIGHT OF REFUSAL WITH RESPECT TO SHARES. At any time after the second anniversary of the date of this Agreement, the Shareholders, acting by their unanimous written consent, may request the Trustee, by written notice signed by all such Shareholders sent to the Trustee, to release to them portions of the shares being held pursuant to the terms of this Agreement, provided that the following conditions shall apply:

          (a) None of the shares so released shall, at the time of such release, be subject to the terms of the Stock Escrow Agreement dated as of the date of this Agreement among the parties hereto;

          (b) The total value of the shares so released, determined by reference to the average per share closing price of WLR s common stock as quoted by NASDAQ s National Market System for the 10 consecutive trading days of WLR s common stock ending at the closing of market 5 days prior to any release of shares hereunder, shall in no event exceed, in any consecutive twelve (12)-month period during the term of this Agreement, the greater of (i) $500,000, or (ii) the total amount of the federal and state estate or inheritance taxes for which the estate of any Shareholder becomes liable and which are directly attributable to the inclusion of the value of the shares of the WLR stock registered in the name of such Shareholder in the gross estate of such Shareholder for federal estate tax purposes (and all determinations as to the amount of such taxes shall be verified by WLR s review of all federal and state estate or inheritance tax returns and other documents and records deemed necessary by WLR to make such verification of the amount of such taxes).

          (c) In any and all events, no release of shares pursuant to this Section 7 shall be permitted or deemed effective until the provisions of this Section 7(c) shall have been complied with in full. Upon the Trustee s receipt of any written request from the Shareholders that any portion of the shares be released in accordance with the provisions of this Section 7, the Trustee shall send a copy of such request to WLR. Within thirty (30) days after WLR s receipt of the request from the Trustee, WLR shall have the right to send a written notice (the Purchase Notice ) to the Shareholders and the Trustee that WLR elects to purchase and redeem from the Shareholders, proportionately, all or any portion of the shares which are otherwise to be released to the respective holders of the voting trust certificates hereunder and which specifies a closing date for the purchase no later than sixty (60) days after the date of the Purchase Notice. In the event that WLR sends such a Purchase Notice within such thirty (30)-day period, then on the closing date specified in the Purchase Notice, WLR shall purchase all or such portion of the shares to be released for a price per share equal to the average per share closing

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
price of WLR s common stock as quoted by NASDAQ s National Market System for the 10 consecutive trading days of WLR s common stock ending at the closing of market 5 days prior to the date of the Purchase Notice. At the closing, WLR shall pay the purchase price for the shares which it elects to purchase hereunder in cash to the Shareholders in the proportions in which they would otherwise have been entitled to received the shares if released to them, and the Trustee shall convey, assign and release to WLR certificates evidencing the shares so released and purchased by WLR from the respective Shareholders.

     8.   RIGHTS OF TRUSTEE.

          (a) Until the actual delivery to the holders of voting trust certificates issued hereunder of stock certificates in exchange therefor, and until the surrender of the voting trust certificates for cancellation, the Trustee shall have the right, subject to the provisions hereof, including, without limitation, paragraph (b) below, to exercise, in person or by his nominees or proxies, all stockholder voting rights and powers in respect of all stock deposited hereunder, and to take part in or consent to any corporate or stockholder action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of the WLR stockholders. Without limiting such general right, it is understood that such action or proceeding may include mortgaging, creating a security interest in, and pledging of all or any part of the WLR property, the lease or sale of all or any part of its property, for cash, securities, or other property, and the dissolution of WLR, or its consolidation, merger, reorganization, or recapitalization.

          (b) In voting the stock held by it hereunder either in person or by its nominees or proxies, the Trustee shall vote, subject to the exceptions set forth in paragraph (c) below, in accordance with written directions of the registered voting trust certificate holder in connection with all matters that may be presented at any meeting or require the consent of WLR stockholders. If the registered voting trust certificate holder fails to provide the Trustee with voting directions in a timely manner, the Trustee shall vote the shares held by such certificate holder in accordance with the recommendation of WLR s Board of Directors as it exists at the time of the vote.

          (c)  Notwithstanding the provisions of paragraph (b) of this
Section 8, in voting the stock held by it hereunder either in person or by its nominees or proxies, the Trustee shall vote in accordance with the recommendation of WLR s Board of Directors as it exists at the time of the vote of WLR shareholders only in connection with, and limited to the duration of, the following specific matters: (i) any amendment to the articles of incorporation of WLR; (ii) a plan of merger, consolidation, share exchange or dissolution or a transaction involving the sale of all or substantially all of WLR s assets; (iii) a proposal to grant voting rights to shares of WLR stock acquired in a control share acquisition (as defined in section 13.1-728.1 of the Virginia Stock Corporation Act); (iv) any matter that is the subject of a proxy contest (as defined below); and (v) a proposal to issue additional shares of WLR stock. For purposes of this Agreement, a matter which is the subject of a proxy contest is a proposal or matter being submitted for voting by WLR s shareholders and with respect to which, in addition to the solicitation of proxies from WLR shareholders by WLR s management or Board of Directors, a shareholder or group of shareholders is conducting a separate, opposing proxy solicitation seeking shareholder action on such proposal or matter which is opposed by or contrary to the recommendation of WLR s Board of Directors. Any dispute with respect to whether a matter shall be voted by the Trustee in accordance with the recommendation of WLR s Board of Directors shall be determined in the sole discretion of the Trustee and shall be binding on the Trustee and the registered voting trust certificate holder.

     9.   TRUSTEES.

          (a) The Trustee (and any successor Trustee) may at any time resign by mailing to the registered holders of voting trust certificates a written resignation, to take effect ten (10) days thereafter or upon its prior acceptance.

In the event of resignation, a successor Trustee shall be mutually acceptable to, and designated by, WLR, the Sellers and Shareholders, and, in the absence of an agreement between the parties, designated by an independent third party selected by them. No person or entity shall be named as successor Trustee who is restricted from voting WLR common stock by any other law, agreement or regulatory or judicial order.

          (b) The rights, powers, and privileges of the Trustee named hereunder shall be possessed by the successor Trustees, with the same effect as though such successors had originally been parties to this Agreement. The word Trustee, as used in this Agreement, means the Trustee or any successor Trustees acting hereunder, and shall include both the single and the plural number.

     10. COMPENSATION AND REIMBURSEMENT OF TRUSTEE. The Trustee shall serve for an annual fee of $750.00 which shall be paid by WLR. The Trustee shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel as it may deem necessary and proper to effectuate this Agreement. All such expenses or charges incurred by and due to the Trustee shall be reimbursed by WLR.

     11. INDEMNIFICATION. WLR shall indemnify and hold harmless each of the Sellers and Shareholders and the Trustee and their respective officers, directors, employees, shareholders, partners, agents, legal counsel and accountants (each an Indemnitee and together the Indemnitees ) to the fullest extent permitted by applicable law in effect on the date hereof or as such laws may from time to time be amended from and against any and all losses, claims, damages, liabilities and expenses (including attorneys fees and expenses and any and all expenses whatsoever incurred in investigating, preparing or defending any action suit, investigation or proceeding), and amounts paid in settlement (together, Losses ) incurred by an Indemnitee if such Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation or proceeding, whether civil, administrative or investigation in nature, arising from, caused by or in connection with the negotiation, execution, delivery and performance of this Agreement (including any other agreements entered into in connection herewith), other than as a result of the breach by the Indemnitee of any terms of this Agreement or such agreements.

      12. NOTICE.

          (a) Unless otherwise specifically provided herein, any notice to or communication with the holders of the voting trust certificates hereunder shall be deemed to be sufficiently given or made if telecopied or delivered against receipt to the party to whom it is to be given at the following address (or such other address as the party shall have furnished in writing in accordance with this Section):

          To Wampler:

          WLR Foods, Inc.
          P.O. Box 7000
          Broadway, Virginia 22815-7000
          Attention:  James L. Keeler, President
                    and CEO
          Facsimile # 540-896-0498

          with a copy to:

          Gary D. LeClair, Esq.
          LeClair Ryan, A Professional Corporation
          707 E. Main Street
          Eleventh Floor
          Richmond, VA 23219
          Facsimile # 804-783-2294

          To the Sellers or the Shareholders:

          c/o J. Harold Webber
          761 Miller s Chapel Road
          Goldsboro, North Carolina 27534
          Facsimile #

          with a copy to:

          Tommy W. Jarrett, Esq.
          Dees, Smith, Powell, Jarrett,
               Dees & Jones
          100 North William Street
          Goldsboro, North Carolina 27530
          Facsimile # 919-735-0234

          To the Trustee:

          Crestar Bank
          Attn:  Corporate Trust Administration
          919 East Main Street
          10th Floor
          Richmond, Virginia 23219
          Phone:  (804) 782-5438
          Fax:     (804) 782-7855

          (b) All distributions of cash, securities, or other property hereunder by the Trustee to the holders of voting trust certificates shall be made, in the Trustee s discretion, by overnight delivery to the addresses set forth above.

     13. MODIFICATIONS AND NON-WAIVER. This Agreement may be modified only by a written instrument executed by the Sellers, the Shareholders and WLR and the Trustee; provided, however, that the Trustee s consent shall not be necessary to modifications except as they expressly relate to its fees, indemnification and right to resign. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     14.  HEADINGS.   Headings in  this Agreement are  for convenience
only and shall not be used to interpret or construe its provisions.

     15. GOVERNING LAW; VENUE. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth. The Circuit Court of the County of Rockingham, Virginia or the United States District Court for the Western District of Virginia, Harrisonburg Division, as appropriate, shall have exclusive jurisdiction and venue over any claims or causes of action concerning this Agreement.

     16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     17.  BINDING EFFECT.   The provisions of this  Agreement shall be
binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties have caused this Voting Trust Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

                         WLR FOODS, INC.


                         By:  _/s/ James L. Keeler_______
                         Title:__President & CEO_________


                         NEW HOPE FEEDS, INC.


                         By:  _/s/ J. Harold Webber ________
                         Title:___President_________________


                         ECONOMY TRUCK LEASING, INC.


                         By:  _/s/_Robert L. Webber_________
                         Title:_President___________________

                         /s/__J. Harold Webber______________
                         J. HAROLD WEBBER

                         /s/ James H. Webber, Jr.___________
                         JAMES H. WEBBER, JR.

                         /s/___Robert L. Webber_____________
                         ROBERT L. WEBBER

                         /s/ Peggy W. Kearney_______________
                         PEGGY W. KEARNEY

                         CRESTAR BANK, Trustee


                         By:__/s/_K. A. Pickerel___________
                         Its:___Vice-President_____________

                              Exhibit A
No.__________________
Shares_____________

                            WLR Foods, Inc.
                        a Virginia corporation

               Voting Trust Certificate for Common Stock

This certifies that _______________, or registered assigns, is entitled to all benefits arising from the deposit with the Trustee under the Voting Trust Agreement hereinafter mentioned of certificates for shares of WLR Foods, Inc., a Virginia corporation (WLR), as provided in such Voting Trust Agreement and subject to the terms thereof. The registered holder hereof, or assigns, is entitled to receive payment equal to the amount of cash dividends, if any, received by the Trustee upon the number of shares of common stock of WLR in respect of which this certificate is issued. Dividends received by the Trustee in WLR common stock shall be payable in voting trust certificates, in form similar hereto. Until the Trustee has delivered the stock held under such Voting Trust Agreement to the holders of the trust certificates, or to WLR, as specified in such Voting Trust Agreement, the Trustee shall possess and be entitled to exercise all rights and powers of an absolute owner of such stock, including the right to vote thereon for every purpose according to and as restricted by the terms of the Voting Trust Agreement, and to execute consents in respect thereof for every purpose, it being expressly stipulated that no direct voting right passes to the owner hereof, or assigns, under this certificate or any agreement, expressed or implied; provided that the Trustee shall vote pursuant to the direction of the registered voting trust certificate holders or pursuant to the recommendation of WLR s Board of Directors as is expressly set forth in the Voting Trust Agreement.

This certificate is issued, received, and held under, and the rights of the owner hereof are subject to, the terms of a Voting Trust Agreement dated September 29, 1995 by and among WLR, New Hope Feeds, Inc., Economy Truck Leasing, Inc., and others, and their successors and assigns, and, the Trustee and its successors, a copy of which is on file with WLR. The holder of this certificate, by acceptance hereof, assents and is bound to all the provisions of the Voting Trust Agreement.

In the event that the Trustee receives any dividend or distribution other than in cash or WLR common stock, the Trustee shall distribute the same to the registered holders of voting trust certificates pursuant to the provisions of the Voting Trust Agreement.

The Voting Trust Agreement shall continue in full force and effect until the earlier of [four years from Closing Date], a change of control, and certain other events, as provided in the Voting Trust Agreement. Stock certificates for the number of shares of common stock then represented by this certificate, or the net proceeds in cash or property of such shares, shall be due and deliverable hereunder upon the termination of such Voting Trust Agreement as provided therein.

Except as provided in the Voting Trust Agreement, this certificate is not transferable except that the holder hereof may pledge, mortgage or otherwise encumber the certificates; provided, however, that the person or persons in whose favor such certificates are pledged, mortgaged, or otherwise encumbered, shall, except as WLR and they may otherwise agree, be bound by all of the provisions of the Voting Trust Agreement as though they were the holder and shall exercise the rights of this certificate only in accordance therewith. In the event of any transfer by virtue of a pledge, mortgage or encumbrance, the certificates shall be transferable at the Trustee s principal office (set forth in the Voting Trust Agreement) on the books of the Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustee.

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This certificate shall not  be valid for any purpose until duly signed by the Trustee.

The word  Trustee   as used in  this certificate means the  Trustee or
the successor trustee acting under such Voting Trust Agreement.

 In witness whereof the Trustee has signed this certificate on __________________,1995.



                                   ___________________________________
                                   Trustee

                                  11
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 (Form of Assignment):

For value received __________________________ hereby assigns the within certificate, and all rights and interests represented thereby,
to_______________________________             and             appoints
________________________attorney to transfer this certificate on the books of the Trustee mentioned therein, with full power of substitution.

 Dated: ____________________


 ____________________________________
 ______________________________(SEAL)
 Witness

      THIS VOTING TRUST CERTIFICATE MAY NOT BE TRANSFERRED
      WITHOUT THE EXPRESS WRITTEN CONSENT OF WLR FOODS, INC.

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